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                                                               Exhibit (d)(1)(i)

                                TENDER AGREEMENT
                                ----------------

                  TENDER AGREEMENT, dated as of October 29, 2001 (the "Agreement"), among Fir Tree Value Fund, L.P. ("FTVF"), Fir Tree Institutional Value Fund, L.P. ("FTIVF"), Fir Tree Value Partners, LDC ("FTVP"), Fir Tree Recovery Master Fund, L.P. ("FTRF, and collectively with FTVF, FTIVF, and FTVP, the "Holder") and Internet Capital Group, Inc., a Delaware corporation (the "Purchaser");

                  WHEREAS, the Purchaser has commenced a cash tender offer (as such offer may be amended or supplemented from time to time, the "Offer") for its 5 1/2% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), as described in its Offer to Purchase dated October 1, 2001 (the "Offer to Purchase") within the purchase price range of $200 to $250 per $1,000 principal amount of Convertible Notes;

                  WHEREAS, on October 22, 2001, Purchaser waived the condition to the Offer that "the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred," with respect to the past and current armed hostilities involving the United States and Afghanistan;

                  WHEREAS, the Holder is the beneficial owner (as defined below) of approximately $110 million principal amount of Convertible Notes (the "Notes"); and

                  WHEREAS, as a condition to its willingness to extend the Offer and amend its terms, including increasing the price for which the Purchaser will accept Convertible Notes to $295 per $1,000 principal amount of Convertible Notes, and increasing the maximum sought in the Offer to up to $300,000,000 aggregate principal amount of Convertible Notes (the "Amended Offer"), the Purchaser has requested that the Holder enter into this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          Section 1.   Certain Definitions. Capitalized terms used but not
                       -------------------
otherwise defined herein have the meanings ascribed to such terms in the Offer to Purchase.

          Section 2.   Representations and Warranties of the Holder. The Holder
                       --------------------------------------------
represents and warrants to Purchaser as follows:

                  (a) Each Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                  (b) The Holder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply

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for all purposes of this Agreement) of, and has good title to the Notes, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Notes (each, a "Lien"), and the Holder does not own any other Notes.

                  (c) This Agreement has been duly executed and delivered by each Holder and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is a valid and binding obligation of each Holder enforceable against the Holder in accordance with its terms.

                  (d) Neither the execution and delivery of this Agreement nor the performance by the Holder of the Holder's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on the Notes under, (i) its certificate of incorporation or bylaws (or similar organizational documents),
(ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Holder is a party or by which the Holder is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Holder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Holder of the transactions contemplated hereby.

                  (e) Neither the execution and delivery of this Agreement nor the performance by the Holder of the Holder's obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Holder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.

                  (f) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions taken by Holder.

          Section 3.  Representations and Warranties of the Purchaser. The
                      -----------------------------------------------
Purchaser represents and warrants to the Holder as follows:

                  (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Holder, is

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a valid and binding obligation of the Purchaser, enforceable against the
Purchaser in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement nor the performance by the Purchaser of Purchaser's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its certificate of incorporation or bylaws (or similar organizational documents), (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Purchaser; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated hereby.

                  (d) Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its respective obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Purchaser or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.

          Section 4.  Restrictions on Transfer of the Notes. During the term of
                      -------------------------------------
this Agreement, except as otherwise expressly contemplated herein, the Holder agrees it will not (a) tender into any tender or exchange offer other than the Offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Notes, (b) acquire any securities of the Purchaser, (c) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Notes or any other securities of the Company or (d) take any other action that would in any way restrict, limit or interfere with the performance of such Holder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to the Purchaser.

          Section 5.  Tender of the Notes. The Holder hereby agrees that it will
                      -------------------
validly tender (or cause the record owner of such Notes to validly tender) and sell (and not withdraw) approximately $110 million aggregate principal amount of Notes, at a price of $295 per $1,000 principal amount of Notes pursuant to and in accordance with the terms of the Amended Offer, not later than the earlier of the tenth business day after amendment of the Offer or the Expiration Date. Subject to the terms hereof, upon the purchase by Purchaser of all of the Notes beneficially owned by the Holder pursuant to the Offer in accordance with this
Section 5 or the expiration of fifteen days from the date hereof, (or such later date as the Offer may be extended solely to (i) satisfy any of the conditions to the Purchaser's obligations to purchase the Convertible Notes set forth in the Offer to Purchase, provided that such extension shall be for a period not to exceed 15 business days, and (ii) comply with any rule, regulation, interpretation or

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position of the SEC or the staff thereof applicable to the Offer) this Agreement will terminate, other than with respect to Sections 7, 8, 9, 10, and 11 hereof which shall survive indefinitely. The Holder acknowledges that the Purchaser's obligation to accept for payment and pay for the tendered Notes in the Offer is subject to all of the terms and conditions of the Offer. The Purchaser agrees to accept and pay for the tendered Notes, subject to the terms of the Offer.

          Section 6.  Restrictions on Amendment. Purchaser hereby agrees that it
                      -------------------------
will not, without the consent of the Holder, (a) decrease the price at which the Purchaser will accept Convertible Notes pursuant to the terms of the Amended Offer, (b) offer any form of consideration other than cash for the Convertible Notes, (c) decrease the maximum principal amount of Convertible Notes sought in the Offer or (d) amend the conditions to the Offer from the conditions established in the Offer to Purchase of Purchaser dated October 1, 2001, as heretofore waived.

          Section 7.  Release. Subject to the purchase of all Notes that are
                      -------
tendered at the Offer price, Holder, on behalf of itself and its affiliates, fully releases and discharges Purchaser and Purchaser's officers and directors, and their respective successors and assigns of and from any and all now existing or hereafter arising claims, demands, causes, damages and actions whatsoever, at law, in equity or otherwise arising from or in connection with Holder's purchase or ownership of the Notes.

          Section 8.  Expenses. Except as otherwise expressly provided herein,
                      --------
all costs and expenses incurred by any of the parties hereto will be borne by the party incurring such costs and expenses. The Purchaser, on the one hand, and the Holder on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by Purchaser or Holder, respectively.

          Section 9.  Further Assurances. Each party hereto will execute and
                      ------------------
deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby. The Holder acknowledges and agrees that Purchaser may describe this Agreement in a press release, and further agrees to reasonably cooperate in issuing a statement by press release endorsing the Amended Offer.

          Section 10. Enforcement. The Holder acknowledges that irreparable
                      -----------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The provisions of this paragraph are without prejudice to any other rights that another party hereto may have against the another party hereto for any failure to perform its obligations under this

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Agreement. In addition, each party hereby (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees not to bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the state of New York or a New York state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America located in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 11. Miscellaneous.
                      -------------

                  (a) All representations, warranties, covenants and agreements made herein will survive until the payment by the Purchaser for the Notes purchased pursuant to the Offer.

                  (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (c) This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                  (d) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

                  (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words in the singular include the plural, and words in the plural include the singular.

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                  (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Purchaser to:

                  Internet Capital Group, Inc.
                  435 Devon Park Drive
                  600 Building
                  Wayne, PA  19087
                  Attn:    Henry N. Nassau
                  Telecopy:  610-989-0111

                  with copies to:

                  Dechert
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA  19103
                  Attention:  Christopher G. Karras
                  Telecopy:  215-994-2222

                  If to the Holder:

                  Fir Tree Investment Partners
                  535 Fifth Avenue
                  31/st/ Floor
                  New York, NY 10017
                  Attention:  Jeffrey D. Tannenbaum
                  Telecopy:

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1700 Pacific Avenue
                  Suite 4100
                  Dallas, TX 75201
                  Attention:  Eliot D. Raffkind
                  Telecopy:  214-969-4343

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

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                  (g) This Agreement may be executed in any number of
counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

                  (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser will have the right to assign to any direct or indirect wholly owned subsidiary of the Purchaser any and all rights and obligations of the Purchaser under this Agreement, provided that any such assignment will not relieve the Purchaser from any of its obligations hereunder.

                  (i) In the event any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the fullest extent possible.

                  (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                            [signatures on next page]

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                  IN WITNESS WHEREOF, each of the Holder and the Purchaser has caused this Agreement to be signed by its officer or director thereunto duly authorized, all as of the date first written above.

                                         INTERNET CAPITAL GROUP, INC.

                                         By:  /s/ Henry N. Nassau
                                              ----------------------------------
                                              Name:  Henry N. Nassau
                                              Title: Managing Director

                                         FIR TREE VALUE FUND, L.P.
                                         FIR TREE RECOVERY FUND MASTER, L.P.
                                         FIR TREE INSTITUTIONAL VALUE FUND, L.P.
                                         FIR TREE VALUE PARTNERS, LDC

                                         By:  /s/ Jeffrey D. Tannenbaum
                                              ----------------------------------
                                              Name:  Jeffrey D. Tannenbaum
                                              Title: Authorized Person

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